                                                                     EXHIBIT 4.1




                            QUOTA PURCHASE AGREEMENT


         THIS AGREEMENT is made this 19th day of December, 1997, by and among Autocam Corporation, a Michigan (United States of America) corporation ("Autocam"), and Propart Corporation, a company existing under the laws of the Bahamas, with lead office at Ansbacher (Bahamas) Limited, P.O. Box N-7768, Bank Lane, in the City of Nassau, Island of New Providence, one of the Bahamas Islands ("Propart") being the holder of all the quotas of Qualipart Industria E Comercio Ltda. ("Qualipart"), with head-office in the City of Espirito Santo do Pinhal, State of Sao Paulo, at Av. Romualdo de Souza Brito, n. 2060, Jardim das Rosas District, with its articles of association duly filed before the Board of Trade of the State of Sao Paulo ("JUCESP") under n. 180.794/95-4 and November 06, 1995, respectively, enrolled in the General Taxpayers' Roll of the Ministry of Finance under the n. 00.025.160/0001-95, and Peter Graber representing the beneficial owners of Qualipart (Peter Graber and Propart are for convenience herein referred to together as the "Quotaholders" and separately as a "Quotaholder"). See Section 6.8 for certain conditions requiring a business combination involving Qualipart prior to Closing. All references to Qualipart herein are to such combined businesses and include, where appropriate, their assets, business, records, financial characteristics and/or performance (current and historical).

                                    RECITALS

         WHEREAS, Peter Graber represents the beneficial owners of Propart; and

         WHEREAS, Peter Graber has been actively involved in the management of Qualipart, the business to be combined pursuant to Section 6.8, and is familiar with their business and affairs and the business and affairs of its predecessors.

         NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED AS FOLLOWS:


                                    AGREEMENT

                                    ARTICLE I

                           PURCHASE AND SALE OF QUOTAS

               1.1 Agreement of Sale and Purchase On the Closing Date, on the terms and subject to the conditions of this Agreement, each of the Quotaholders agrees that it will sell, assign, transfer, convey, set-over and deliver to Autocam the number of quotas owned by such Quotaholders in Qualipart as set out on Annex I under "Quotas Sold Hereunder" (the "Quotas") and Autocam will purchase and pay for the Quotas as described in Section 1.2.

               1.2 Consideration for Quotas. In full consideration of the receipt of the Quotas, Autocam will pay the following consideration (the "Purchase Price"):

               1.2.1 Cash Payment. On the Closing Date, Autocam will pay to the Quotaholders the aggregate sum of [Five Million Two Hundred Thousand Dollars ($5,200,000.00)], payable to



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

               each Quotaholder in the respective amount set forth opposite each Quotaholder's name under "Closing Cash Payments" on Annex I.

               1.2.2 Notes. On the Closing Date Autocam shall deliver a note in the amount indicated on Annex I (the "Note") and in the form of
               Exhibit 1.2.2 hereto concurrently with the execution of the amendment to Qualipart's Articles of Association as per Exhibit 4.10(a).

               1.2.3 Method of Payment. All payments described in this Agreement shall be made by wire transfer to such account as last designated in writing delivered to Autocam by the intended recipient. All amounts expressed, required to be paid, provided or denominated in this Agreement are or shall be in United States dollars.

               1.3         Post-Closing Adjustment to Purchase Price.

                           (a) Purchase Price Adjustment. The Purchase Price
shall be reduced by (i) the amount that the Working Capital (as hereinafter defined) of Qualipart determined as of the Closing Date is less than $5,368,241 (the "Working Capital Adjustment") plus (ii) the "EBIT Adjustment" as defined below. The amount of any such Working Capital Adjustment or EBIT Adjustment shall first reduce the balance due on the Note (including interest accrued or paid on amounts so reduced), last installments first, and any excess shall be paid to Autocam by the Quotaholders immediately after their respective determination.

                           (b) Working Capital. For purposes of this Section,
the term "Working Capital" means the result of the calculation as set out on
Exhibit 1.3(b).

                           (c) Closing Balance Sheet. Autocam shall prepare a
Working Capital calculation for Qualipart as of the close of business on December 31, 1997 (the "Closing Working Capital"). The Closing Working Capital shall not be the result of an audit but shall be subject to testing as specified by the offices of Deloitte & Touche, Sao Paulo, Brazil. The Closing Working Capital may be reviewed by the Quotaholders. In connection with the preparation of the Closing working Capital, a physical count of Qualipart's inventory shall be taken on December 31, 1997 and representatives of the parties may be present to observe the count. As soon as possible after the Closing, but in no event later than 60 days after the Closing, Autocam shall deliver to Peter Graber at the principal executive office of Qualipart a draft calculation of the Closing Working Capital. Within thirty days of receipt thereof, Autocam and Peter Graber shall meet (if necessary) in an attempt to stipulate to the Working Capital Adjustment described in Section 1.3(a)(i) hereof (or stipulate to such portion thereof with respect to which there is no dispute) and, if and to the extent so stipulated, to effectuate a cash payment to Autocam of such Working Capital Adjustment together with interest at the rate of 12% per annum from January 1, 1998 to the date of payment.

                           (d) EBIT Adjustment. The "EBIT Adjustment" is 51% of
the greater of the "Normal Adjustment" or the "Business Loss Adjustment." The "Normal Adjustment" is the amount by which the "EBIT Value" as defined in subparagraph (e) below is less than $20,000,000, but not less than $15,000,000. The "Business Loss Adjustment" is calculated with respect to the same period for which the EBIT Value is calculated. The "Business Loss Adjustment" is the result of the actual variable expense as a percentage of sales of Qualipart less the forecast variable expense as a percentage of sales as set out on
Exhibit 2.8 multiplied by the actual sales which result is multiplied by 7 and that result plus the result of the forecast fixed cost for Qualipart set out on Exhibit 2.8 minus the actual fixed costs with that result multiplied by 7.

                           (e) EBIT Value. For purposes of this section the term
"EBIT Value" shall mean seven (7) times the "Adjusted EBIT" of Qualipart. The Adjusted EBIT of Qualipart shall be the earnings of Qualipart before payment of or provision for interest and taxes measured for the period from December
31, 1997 through June 30, 1999 divided by 1.5 eliminating all items of income and expense (and including appropriate overhead allocations, it being understood that Qualipart will purchase casualty and liability insurance and hire a bilingual controller) related to the so-called Bosch EV-6 program and any successor or replacement thereto and any program with Delphi Automotive Systems, Inc. As soon as possible


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after 1998, Autocam shall deliver to Peter Graber at the principal executive office of Qualipart a draft calculation of the EBIT Adjustment which shall be calculated in accordance with generally accepted accounting principles applied consistent with Autocam's historical practices and appropriate reference to the procedures set out on Exhibits referenced hereby. Within 30 days of receipt thereof, Autocam and Peter Graber shall meet (if necessary) in an attempt to stipulate to the EBIT Adjustment described in Section 1.3(a)(ii) hereof (or stipulate to such portion thereof with respect to which there is no dispute) and, if and to the extent so stipulated, to effectuate an immediate cash payment to Autocam of such EBIT Adjustment together with interest at the rate of 12% per annum from January 1, 1998 to the date of payment.

                           (f) Dispute Resolution. It is the intention of the
parties that the adjustments provided for above not include the effect of an act of God. If the Quotaholders and Autocam cannot stipulate to the amount, if any, of either adjustment within the 30-day periods referenced above, the matter with respect to which no stipulation can be reached shall be submitted to and resolved by arbitration as provided in Section 10.5 hereof. Upon receipt of the arbitrator's determination, the Quotaholders and Autocam shall comply therewith. All determinations shall be made utilizing generally accepted accounting principles in accordance with the policies and practices of Autocam.

               1.4 Closing. The Closing shall occur at 10:00 a.m. Grand Rapids, Michigan time on January 10, 1998 (the "Closing Date") at the offices of Dickinson, Wright, Moon, Van Dusen & Freeman or at such other time and place as may be agreed by the Quotaholders and Autocam.

               1.5 Valuation Bonus. The Purchase Price shall be reduced by the amount of any liability incurred by Qualipart to Eduardo Renner de Castilho based upon any agreement to compensate him with respect to the value of Qualipart. The parties acknowledge that such an agreement may exist and that it is not an obligation of Qualipart.


                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE QUOTAHOLDERS

               In order to induce Autocam to enter into this Agreement, the Quotaholders and Peter Graber, jointly and severally, make the following representations and warranties, each of which shall be deemed to be independently material and relied upon by Autocam, regardless of any investigation made by, or information known to, Autocam.

               2.1 Subsidiaries. Qualipart owns no stock or other securities (other than ownership of less than three percent (3%) of the stock or securities of a corporation whose shares are listed on a nationally recognized securities exchange or are traded over-the-counter, and which stock or securities are held by Qualipart solely as an investment) nor has any investment in any corporation, joint venture, partnership or other business enterprise (collectively, the "Subsidiaries"; individually, a "Subsidiary") neither in Brazil or abroad.

               All references in this Agreement to Qualipart, its business, assets, condition (financial or otherwise) or prospects and all references to documents, instruments or other agreements to be delivered at Closing shall mean and include Qualipart and each Subsidiary required to be set forth on the Disclosure Schedule, unless the context clearly and specifically limits the meaning solely to "Qualipart."

               2.2 Organization and Qualification. Qualipart is a limited liability company (sociedades por quotas, de responsabilidade limitada) duly organized and validly existing under the laws of the Federal Republic of Brazil, has not filed articles of dissolution and has a perpetual period of existence. Qualipart is qualified to transact business as a foreign corporation or organization in the jurisdictions set forth on the Disclosure Schedule, and Qualipart is not otherwise required to be so qualified in any other jurisdiction.


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               2.3 Conflicting Obligations; Consents. The execution and delivery of this Agreement do not, and the consummation of the sale and purchase of the Quotas contemplated hereby will not: (a) conflict with or violate any provisions of the Business Articles of Association (the "Articles") or Business Quotaholder's Agreement of Qualipart or any Subsidiary; (b) conflict with or violate any provisions of, or result in the maturation or acceleration of, any obligations under any contract, agreement, instrument, document, lease, license, permit, indenture, or obligation, or any law, statute, ordinance, rule, regulation, code, guideline, order, arbitration award, judgment or decree, to which Qualipart or any of the Quotaholders is subject or to which Qualipart or any of the Quotaholders is a party; or (c) violate any restriction or limitation, or result in the termination or loss of any right (or give any third party the right to cause such termination or loss), of any kind to which Qualipart or any of the Quotaholders is bound or has. No third-party consents, approvals or authorizations are necessary for the execution and consummation of the transactions contemplated hereby, nor are any such consents, approvals or authorizations required in order to enable Autocam to enjoy the benefits of any contracts, agreements, instruments, documents, leases, licenses, permits, indentures or rights of Qualipart in accordance with their existing terms.

               2.4 Enforceability. This Agreement and all other agreements of the Quotaholders contemplated hereby are or, upon the execution and delivery thereof will be, the valid and binding obligations of the Quotaholders, respectively, enforceable against them in accordance with their terms.

               2.5 Authorization and Title. The Quotaholders have all necessary power and authority to enter into and perform the transactions contemplated hereby in accordance with the terms and conditions hereof. Each Quotaholder is the absolute owner of the quotas, in the respective amounts set forth opposite each such Quotaholder's name under "Quotas Owned" on Annex I, free, clear and discharged of and from any and all encumbrances, and the Quotaholders have full right, power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement. Upon full execution and delivery of Exhibit 4.10(a) at the Closing duly, Autocam will be the absolute owner of the Quotas free, clear and discharged of and from any and all encumbrances.

               2.6 Capitalization. Qualipart's authorized capital interest consists of 1,500,000 quotas outstanding. No capital or ownership interest in Qualipart are issued or outstanding other than the quotas set out on Annex I. All quotas are fully paid and nonassessable, and there are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or related to the quotas or any other capital interest in Qualipart.

               2.7 Organizational Documents and Corporate Records. Attached to the Disclosure Schedule are true, correct and complete copies of the Articles, Business Quotaholder's Agreement and other organizational documents of Qualipart as amended through the date of this Agreement. All corporate actions of Qualipart have been duly authorized and adopted in accordance with applicable law and Qualipart's Articles and Business Quotaholder's Agreement and have been duly recorded in Qualipart's minute books if required to be recorded herein.

               2.8 Financial Statements. Attached to the Disclosure Schedule are complete copies of the combined financial statements including balance sheets and statements of earnings for the 10-month period ending October 31, 1997 (collectively, the "Financial Statements"). The combined balance sheet of Qualipart at October 31, 1997 hereinafter is referred to as the "Latest Balance Sheet." Qualipart's books and records of accounts accurately reflect all of the assets, liabilities, transactions and results of operations of Qualipart and its predecessors, and the Financial Statements have been prepared based upon and in conformity therewith. The Financial Statements have been prepared in accordance with generally accepted accounting principles maintained and applied on a consistent basis throughout the indicated periods, and fairly present the financial condition and results of operation of Qualipart and its predecessors at the dates and for the relevant periods indicated. True and correct copies have been delivered to Autocam of all written reports submitted to Qualipart or the Quotaholders by Qualipart's outside accountants since January 1, 1996 relating to the findings of examination of the books and records of Qualipart. Attached as Exhibit 2.8 are projections of sales, expense and income which have been prepared in good faith, are to the best knowledge of the Quotaholders or


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Peter Graber complete and accurate, do not contain any material misinformation and do not omit an item or information which if included would materially alter the information as presented.

               2.9         Real Property; Leases.

                           (a) Good Title; Condition. The Disclosure Schedule
sets forth an accurate summary description of all real properties leased or rented by Qualipart (the "Leased Real Estate"). Qualipart owns no real property (the "Owned Real Estate") and has good and marketable leasehold title to all Leased Real Estate (including buildings, structures and fixtures thereon or affixed thereto), in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other encumbrances or restrictions of any nature whatsoever, except for the Permitted Encumbrances, as hereinafter defined, and any other encumbrances set forth on the Disclosure Schedule. "Permitted Encumbrances" means municipal and zoning ordinances; recorded easements, covenants and restrictions provided the same do not prohibit or materially interfere with the present use of the Real Estate; and general property taxes levied on or after January 1, 1997 and not yet due or payable. All buildings, structures and other improvements on the Leased Real Estate are in reasonably good condition and repair (normal wear and tear excepted) and within the lot lines and do not encroach on the properties of any other person. The use and operation of the Leased Real Estate conform to all applicable building, zoning, safety, and other laws, statutes, ordinances, rules, regulations, codes, licenses, permits, and all other restrictions and conditions. No portion of any of the Leased Real Estate is located in a flood plain, flood hazard area or designated wetlands area. Qualipart has not received any written or oral notice of, nor does Qualipart or the Quotaholders know of any, assessments for public improvements against the Leased Real Estate or any written or oral notice or order by any governmental, regulatory or administrative authority, any insurance company which has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions that: (i) relates to violations of building, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. There are no arrangements for the deferral of taxes or assessments for any of the Leased Real Estate. There is no condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Leased Real Estate pending or, to the knowledge of Qualipart and the Quotaholders, threatened. Those public utilities (including water, gas, electric, storm and sanitary sewage, and telephone utilities) required to operate the facilities of Qualipart are available to such facilities, and such utilities enter the boundaries of such facilities through adjoining public streets or easement rights-of-way. Such public utilities are all connected pursuant to valid licenses or permits, are all in good working order and are adequate to service the operations of such facilities as currently conducted and permit full compliance with all requirements of law.

                           (b) Leased Real Estate. Each parcel of the Leased
Real Estate is the subject of a written lease agreement as described on the Disclosure Schedule, Section 2.16(a), and there are no oral terms or past practice inconsistent with the written terms thereof. All such leases are valid and binding agreements, enforceable in accordance with their respective terms, and are in full force and effect. Qualipart has performed all obligations required to be performed by it to date under each such lease and is not in breach or default in any respect thereunder, and there has been no event which, with the giving of notice or the lapse of time or both, would become a breach or default thereunder. To the knowledge of Qualipart and the Quotaholders, no lessor or landlord to any of such leases is in breach or default thereunder.

                           (c) Capital Expenditures and Repairs. The Leased Real
Estate is adequate for the present conduct of Qualipart's business, and, except as set forth on the Disclosure Schedule, Qualipart has no present plan to purchase or lease any other real estate so as to be able to continue Qualipart's business as presently conducted or presently planned to be conducted in the future. Except as set forth on the Disclosure Schedule, no capital expenditures relating to the Leased Real Estate (excluding only normal maintenance and repair made consistently with past practice and which are required to be expensed for federal income tax purposes) or remediations suggested or required by any applicable governmental, administrative or regulatory authority or insurer, in the next twelve (12) months in an amount exceeding $10,000 are necessary to carry on the business of Qualipart as it is presently conducted, nor are any such expenditures planned.


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               2.10        Personal Property.

                           Good Title; Condition. Except for such personal
property as has been disposed of in the ordinary course of Qualipart's business since the date of the Latest Balance Sheet, Qualipart owns good and marketable title to all property which it purports to own, is located upon its facilities or is now or has been used in the business of Qualipart and its predecessors, during the 12-calender months preceding the Latest Balance Sheet (including but not limited to that reflected on the Latest Balance Sheet), as well as all property acquired by Qualipart since the date of the Latest Balance Sheet. All tangible personal property of Qualipart is located upon Qualipart's premises, except as otherwise set forth on the Disclosure Schedule. All of such personal property reflected on the Latest Balance Sheet is actually on hand, increased and decreased, respectively, by acquisitions and dispositions of such property in the ordinary course of business since the date of the Latest Balance Sheet. All such property is in reasonably good condition and repair (normal wear and tear excepted), and is owned by Qualipart free and clear of all security interests, including any conditional sale or other title retention agreements, liens, claims, charges, pledges, exceptions, and defects of title and other encumbrances of any kind, except as otherwise set forth on the Disclosure Schedule. Except as set forth on the Disclosure Schedule, no capital expenditures relating to personal property (excluding only normal maintenance repairs made consistently with past practice and which are required to be expensed for federal income tax purposes) or remediations suggested or required by any applicable governmental, administrative or regulatory authority or insurer, in the next twelve (12) months in an amount exceeding $10,000 in the aggregate are necessary to carry on the business of Qualipart as it is presently conducted, nor are any such expenditures planned.

               2.11 Receivables. All of the accounts and notes receivable of Qualipart reflected on the Latest Balance Sheet, and all other accounts and notes receivable arising from and after the date of the Latest Balance Sheet through the Closing Date (collectively, the "Receivables") arose and will arise solely from bona fide transactions in the ordinary course of business, and no portion of the Receivables is or will be subject to counterclaim or set-off or is or will be otherwise in dispute. All of the Receivables are and as of the Closing Date will be good and collectible in full (less only an allowance for doubtful accounts receivable as determined by Autocam's standard procedures) and will be collected (less only such allowance) within 90 days following the Closing Date. At the request of Autocam, Qualipart will deliver a true and correct aging list of Receivables, specifying the date of each original invoice and current payment status of all Receivables.

               2.12 Inventory. The inventory of Qualipart consists solely of raw materials, supplies and work-in-process. The inventory is usable and salable at normal profit margins and within customary time periods in the ordinary course of Qualipart's business and contains no material amount of slow-moving, obsolete or damaged items. The inventory which consists of work-in-process in being completed on schedule and there are no forfeitures, chargebacks or penalties which have been or will be incurred due to the failure of Qualipart to complete the work-in-progress in a timely manner. No inventory has been consigned to others, nor is any inventory consigned to Qualipart. All inventory is located at production facilities of Qualipart, one in Pinhal, Brazil and one in Campinas, Brazil. The inventory is sufficient and adequate for, but is not in excess of the level appropriate to, the customary conduct of Qualipart's business as it previously has been conducted.

               2.13 Intellectual Property. The Disclosure Schedule lists (or, in the case of trade secrets and secret processes, generally describes) all of the
(a) patents and patent applications, (b) trademarks, trade names and applications therefor and service marks, (c) copyrights and copyright registrations, and (d) trade secrets and secret processes used, employed or intended to be used or employed by Qualipart (hereinafter referred to as the "Intellectual Property"). Qualipart owns (or has valid and enforceable rights to use) all of the Intellectual Property listed on the Disclosure Schedule, and such listed Intellectual Property is all that which is necessary to conduct Qualipart's business or presently conducted. The Disclosure Schedule lists for each item of Intellectual Property owned by Qualipart and which is registered with any foreign, federal or state agency or office, the registration number thereof, the date of registration and the agency or office where so registered. Except as otherwise described on the Disclosure Schedule, Qualipart is the sole owner of all right, title and


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interest in Intellectual Property which it purports to own and, with respect to
Intellectual Property licensed by Qualipart, Qualipart has valid, binding and enforceable rights to use such Intellectual Property. There are no interference, opposition or cancellation proceedings pending or, to the knowledge of Qualipart and the Quotaholders, threatened against Qualipart or the Intellectual Property. The use of the Intellectual Property does not infringe upon the rights of any third party. No claim, suit or action is pending or, to Qualipart's and the Quotaholders' knowledge, threatened alleging that Qualipart is infringing upon the intellectual property rights of others.

               2.14        Insurance.

                           (a) General. The Disclosure Schedule lists and
contains a description of each policy of insurance owned or held by Qualipart currently in effect (including without limitation, policies for fire and casualty, liability, worker's compensation, business interruption, umbrella coverage, products liability, medical, disability and other forms of insurance) specifying the insurer, amount of coverage, type of insurance, policy number, deductible limits and any pending claim in excess of $1,000, whether or not covered by insurance (the "Insurance"). True and complete copies of each policy of Insurance have been previously delivered to Autocam. The Insurance is in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received by Qualipart with respect to any such policy. The Insurance is sufficient for compliance with all requirements of law and with all agreements to which Qualipart is a party. The policies evidencing the Insurance are valid, outstanding and enforceable policies subject to the terms and conditions contained therein, and there has not occurred any act or omission of Qualipart which could result in cancellation of any such policy prior to its scheduled expiration date. Qualipart has not received any notice from or on behalf of any insurance carrier issuing any such policy that: (i) insurance rates will hereafter be substantially increased; (ii) that there will hereafter be no renewal of any such policy; or (iii) that alteration of any personal or real property or purchase of additional equipment, or modification of any method of doing business, is required or suggested. None of such policies will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

                           (b) Denials of Coverage. Qualipart has not been
refused any insurance with respect to Qualipart's assets or operations, nor has Qualipart's coverage been limited by any insurance carrier to which it has applied for or with which it has carried insurance.

                           (c) Claims. The Disclosure Schedule sets forth a
summary of information pertaining to all claims (other than workers compensation claims) of property damage and personal injury or death against Qualipart which are currently pending or were made during the preceding five (5) fiscal years or the current fiscal year. Except as set forth on the Disclosure Schedule, all of such claims are fully satisfied or are being defended by an insurance carrier and involve no exposure to Qualipart.

               2.15 Authorizations. Qualipart possesses all governmental, regulatory, administrative and non-governmental licenses, permits, approvals, certifications and other authorizations (including, without limitation, occupancy permits for real estate and permits required pursuant to Environmental laws as defined in Section 2.19) as are necessary for the consummation of the transactions contemplated hereby or the conduct of its business or operations. The Disclosure Schedule sets forth a list of all such licenses, permits, approvals, certifications and authorizations and true and complete copies of each written document evidencing or affecting such licenses, permits, approvals, certifications and authorizations have been previously delivered to Autocam. Qualipart is in compliance with the terms and conditions of all such licenses, permits, approvals, certifications and authorizations. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in the revocation, or an adverse change in the terms or conditions, of any such license, permit, approval, certification or authorization, and, to the knowledge of Qualipart and the Quotaholders, the same shall continue in full force and effect in accordance with their present terms unaffected by the consummation of the transactions contemplated hereby.


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               2.16        Material  Contracts  and Other  Descriptions  and
Lists. The Disclosure Schedule identifies and briefly describes the following:

                           (a) Leases. All leases of real or personal property,
including the leases described in Section 2.9 hereof;

                           (b) Owned Personal Property. All items of personal
property owned by Qualipart which have a book value or estimated current market value in excess of $1,000;

                           (c) Purchase Orders. A list of written or oral
agreements relating to the purchase of products, services or supplies by Qualipart other than individual purchase orders issued in the ordinary course of business for amounts in each case not in excess of $10,000 individually or $25,000 in the aggregate of all such orders with the same or related parties;

                           (d) Certain Agreements. A list of the following
described types of agreements or documents: (i) dealership, distributorship, sales representative or similar agreements; (ii) license, royalty or similar agreements; (iii) service or maintenance; (iv) protective services or security;
(v) railroad track, or spur track; and (vi) commission or other contingent agreements pursuant to which Qualipart's obligation to make payments is in excess of $10,000 per year, or pursuant to which Qualipart's obligation to make contingent payments is dependent upon sales, revenues, income, success or other performance standard;

                           (e) Other Financial Obligations. A list of any other
written or oral agreements or commitment which requires Qualipart to pay or expend, after the Closing, more than $10,000 in any single instance or $25,000 in the aggregate of all such instances with the same or related parties;

                           (f) Personnel. A list of: (i) all officers and
directors of Qualipart; (ii) the names and current annual salary rates (and bonus, incentive or commission arrangements) of all present employees and agents of Qualipart who receive (from any and all sources) aggregate cash remuneration at an annual base rate of $35,000 or more; and (iii) all loans made by Qualipart to its employees and a statement of the terms thereof;

                           (g) Employment Contracts; Benefits. A list of all
written or oral employment, bonus, incentive compensation, profit sharing, retirement, pension, salary-continuation, post-retirement benefit, group insurance, death benefit, vacation or other fringe benefit plans, trust agreements or arrangements in effect, or under which any amounts remain unpaid, on the date of this Agreement or to become payable or effective after the date of this Agreement - it being affirmatively represented that any or all obligations to Eduardo Renner de Castilho relating to the value or performance of Qualipart is not an obligation of Qualipart.

                           (h) Accrued Vacation Pay. A list of all employees who
are expected, as of the Closing Date, to have earned but unused vacation days (or earned but unpaid vacation pay in lieu thereof), together with an estimate of the dollar amount thereof;

                           (i) Terminated Employees. A list of all employees
earning base salary at an annual rate of $35,000 or more who have terminated employment since January 1, 1997 or who have announced their intention to terminate employment;

                           (j) Loans and Borrowing Agreements. A list of each
written or oral (i) loan, credit or borrowing arrangement or agreement; or (ii) agreement by which Qualipart has guaranteed or otherwise became liable or contingently liable for the debt of another;

                           (k) Bank Accounts. The name of each bank or savings
and loan association, or commodities or securities firm, in which Qualipart has an account or safe deposit box, the numbers of each such account or box, and the names of all persons having power to borrow, discount debt obligations, cash or draw checks, enter boxes, sell or buy securities, or otherwise act on behalf of Qualipart in any dealings with such banks or savings and loan association, commodities or securities firm;

                           (l) Capital Expenditures. A list of all outstanding
written or oral commitments by Qualipart to make a capital expenditure, capital addition or capital improvement;

                           (m) Non-Compete Covenants. A list of any written or
oral covenants not to compete, non-solicitation covenants and non-disclosure covenants in favor of Qualipart, or binding upon or against Qualipart;

                           (n) Powers of Attorney. The names of all persons
holding powers of attorney from Qualipart and a summary statement of the terms thereof;

                           (o) Memberships. A list of trade association
memberships owned by Qualipart and copies of material documents related thereto;

                           (p) Bonds. A list of performance, bid or completion
bonds, or letters of credit;

                           (q) Discounts. A list of any agreement, arrangement
or program pursuant to which Qualipart has offered, promised or made available to its customers any volume discount, rebate, credit or allowance;

                           (r) Non-Ordinary Course Agreements. A list and
description of any contract, agreement or arrangement binding upon Qualipart and which was made or entered into other than in the ordinary course of Qualipart's business; and

                           (s) Customer Contracts. Each contract where the
Company is obligated to deliver more than $10,000 in invoice value of finished goods in each transaction or series of related transactions.

Accurate and complete copies of each agreement or document described in this Section heretofore have been furnished to Autocam.

               2.17 Litigation. Except as set forth on the Disclosure Schedule, there is no litigation, claim, proceeding or investigation pending, or, to the Quotaholders' knowledge, threatened against or relating to Qualipart, its properties or business, or the transactions contemplated herein. The Disclosure Schedule discloses, with respect to each item described thereon, the name or title of the action (and parties or potential parties thereto), a description of the nature of the action or claim, and an estimate of the maximum liability of Qualipart in the event of an adverse result. Except as so described, Qualipart and the Quotaholders know of no state of facts or circumstances which reasonably could be expected to ripen into litigation, proceeding or investigation or adversely affect the properties, business or prospects of Qualipart. Except as described on the Disclosure Schedule, there is no outstanding order, decree or stipulation issued by any federal, state or local authority to which Qualipart is a party or subject and which adversely affects or may adversely affect its properties, business or prospects.

               2.18 Compliance With Law. The conduct of the business of Qualipart does not violate, nor is Qualipart in default under, any law, statute, ordinance, rule, regulation, code, license, permit, guideline, order, arbitration award, judgment or decree, including, without limitation, civil rights legislation, equal employment opportunity legislation, occupational safety and health legislation, legislation pertaining to illegal bribes or kickbacks, and Autocam will not after the Closing incur any liability or obligation as a result of any such violation or default existing at the Closing or arising or accruing thereafter but based upon conditions extant at the Closing. Except as set forth on the Disclosure Schedule, no expenditures are anticipated which are necessary or appropriate for the continuation of Qualipart's business in compliance with any such law, statute, rule, regulation, code, license, permit, guidelines, order, arbitration award, judgment or decree.

               2.19        Environmental Concerns.

                           (a) Definition [Environmental Laws and Hazardous
Substances]. The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, orders, directives and other governmental restrictions and requirements (including, but not limited to, those contained in or evidenced by permits, temporary permits or exemption letters) relating to (a) the protection of the environment, health or worker safety; (b) pollution or environmental contamination; or (c) the use, generation, treatment, storage, recycling, transportation, disposal, investigation, remediation, leakage, leaching, migration, release, emission, a threatened or potential release or emission, or discharge of air pollutants, water pollutants, solid wastes or process waste water contaminants, hazardous wastes, materials or substances, toxic substances, (as those terms are defined by the Environmental Laws (and hereinafter are collectively referred to as "Hazardous Substances")).

                           (b) Pending Litigation. Except as described in the
Disclosure Schedule, Qualipart is not a party to or the subject of any litigation or administrative proceeding nor, to the knowledge of the Quotaholders, is any litigation or administrative proceeding threatened against Qualipart, which in either case asserts or alleges that Qualipart: (i) violated or is violating any Environmental Laws, (ii) may be required to clean up, remove, or take remedial or other response action due to the use, generation, treatment, storage, recycling, transportation, disposal, investigation, remediation, leakage, leaching, migration, release, emission, a threatened or potential release or emission, or discharge of any Hazardous Substances, (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the use, generation, treatment, storage, recycling, transportation, disposal, investigation, remediation, leakage, leaching, migration, release, emission, a threatened or potential release or emission, or discharge of any Hazardous Substance.

                           (c) Storage, or Deposit or Treatment of Hazardous
Substances. Except as described in the Disclosure Schedule, Qualipart has not, nor has any other person or entity, caused or permitted Hazardous Substances to be stored, discharged or released, deposited, treated, recycled, leaked, spilled or disposed of on, under or at any real estate occupied by Qualipart.

                           (d) No Violation. Except as described in the
Disclosure Schedule, the real estate occupied by Qualipart and Qualipart's business have been and are currently being operated in a manner which does not violate Environmental Laws. Except as described in the Disclosure Schedule, the real estate used in the operation of Qualipart's business, Qualipart's business and manufacturing facilities, operations and practices, and Qualipart's disposal practices are in material compliance with all terms and conditions of all required permits and further is in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws. Except as described in the Disclosure Schedule, neither Qualipart nor the Quotaholders has received notice of any past, present or future event, condition, circumstance, activity, practice, incident, action or plan which may interfere with or prevent continued compliance with all applicable Environmental Laws, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Law, based on or related to the real estate used in the operation of Qualipart's business, Qualipart's business and manufacturing facilities, operations or practices, or Qualipart's disposal practices. Except as described in the Disclosure Schedule, Qualipart and the Quotaholders have not received any notice of any investigation, and, to the knowledge of Qualipart and the Quotaholders, Qualipart is not under investigation, by any federal, state or local authority for the failure to comply with Environmental Laws. Except as described in the Disclosure Schedule, neither Qualipart nor the Quotaholders have made any statements, warranties or representations in any documents submitted to any federal, state or local regulatory authority or other governmental body containing untrue statements of material fact or omitting statements of material fact rendering the statements made misleading in connection with any Environmental Law.

                           (e) Disposal Practices. Except as described in the
Disclosure Schedule, neither Qualipart nor the Quotaholders have any notice or knowledge that any hazardous waste transporter or disposal facility that has transported, hauled or otherwise removed or disposed of any Hazardous Substances from the real estate used in the operation of Qualipart's business or Qualipart's business and manufacturing facilities or operations was not properly licensed pursuant to all applicable Environmental Laws or that such Hazardous Substances were not properly transported or disposed of at a facility authorized to receive such Hazardous Substances pursuant to all applicable Environmental Laws.

                           (f) Tanks and Vessels. Except as described in the
Disclosure Schedule, there are no process, petroleum or Hazardous Substance storage tanks, vessels or other facilities on, under or at any real estate occupied by Qualipart which contain or previously contained materials which, if known to be present in soils or ground water, would require cleanup, removal or other remedial action under Environmental Laws.

               2.20 Contingent and Undisclosed Liabilities. Qualipart has no debts, obligations or liabilities, nor is it subject to the imposition of any valid governmental or third-party claim arising from the conduct of Qualipart's business or the ownership or use of its properties on or prior to the date hereof, whether such obligation, liabilities or claims are now known or unknown, fixed or contingent, of any nature whatsoever, except: (i) those fully reflected or reserved against on the Latest Balance Sheet, or (ii) those fully disclosed on the Disclosure Schedule, or (iii) those contractual and tax liabilities which have arisen in the ordinary course of Qualipart's business from the date of the Latest Balance Sheet through the date hereof and which are not, singly or in the aggregate, materially adverse to Qualipart. Quotaholders acknowledge an obligation to compensate Eduardo Renner de Castilho based upon a reference to the value or recent performance of Qualipart and specifically reaffirm and represent here that Qualipart has no such obligation and no portion of such obligation as does exist may be made or is the responsibility of Qualipart or Target.

               2.21 Taxes. The Disclosure Schedule lists the dates as of and for which the federal and state corporate income/franchise, sales/use, value added, PIS, COFINS, Social Contribution and other tax returns of Qualipart were audited and closed. There is no tax audit or examination now pending or, to Qualipart's and the Quotaholders' knowledge, threatened with respect to Qualipart. No correspondence has been received by Qualipart from any state tax authority requesting information concerning the extent of Qualipart's nexus with such state or asserting that Qualipart has such nexus so as to impose such state's taxing jurisdiction to Qualipart. All taxes and assessments which Qualipart was or is required by law to withhold or collect have been and are being withheld or collected by it and have been paid over to the proper governmental authorities or, if not yet due, are being held by Qualipart for such payment. All such taxes and assessments which are not yet due will be paid as they become due. Qualipart has prepared in accordance with law and filed all tax returns required to be filed by it under the laws of Brazil and any state, and has paid or established an adequate service (which is set forth in the Financial Statements) in respect of all taxes, penalties, interest and related charges and fees for the period covered by such returns. Qualipart is not delinquent in the payment of any taxes claimed to be due by any federal, state or local taxing authority. Qualipart has established a tax reserve or account payable in an amount sufficient for all accrued and unpaid federal, state, county and local taxes of Qualipart, whether or not disputed, including any penalties, interest and related charges and fees in connection therewith, for all complete fiscal periods of Qualipart. The federal tax returns of Qualipart have been not audited by the Brazilian authorities. No agreements have been made by or on behalf of Qualipart for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any federal, state or local taxes. The Quotaholders, Qualipart and Qualipart's officers have received no notice of any pending or threatened audit by the Receita Federal or any state or local taxing authority related to Qualipart's tax returns or tax liability for any period and no claim for assessment or collection of taxes has been asserted against Qualipart. There are no tax liens outstanding against any of the assets, properties or business of Qualipart.

               2.22 Labor Contracts. Except as set forth on the Disclosure Schedule, Qualipart is not a party to any collective bargaining agreement or bound to any other agreement with a labor union. The labor relations of Qualipart are satisfactory in that there has not been within the preceding two
(2) fiscal years of Qualipart and the current fiscal year, nor is there currently, any strike, walkout or work stoppage; nor, to Qualipart's and the Quotaholders' knowledge, is any such action threatened. There are no proceedings pending for certification or representation nor, to Qualipart's and the Quotaholders' knowledge, has there been any attempt within the preceding two (2) fiscal years or the current fiscal year to organize the employees of Qualipart into a collective bargaining unit. There is no investigation pending, nor is there any uncorrected or unresolved citation, complaint or charge issued, by any agency responsible for administering or enforcing laws relating to labor relations, employee safety or health, fair labor standards and equal employment opportunity nor, to the best knowledge of Qualipart and the Quotaholders, is any such proceeding threatened.

               2.23 Performance of Contracts, Etc. Qualipart is not in default under, nor has it breached any provision of, any contract, agreement, instrument, document, lease, license, permit, indenture, insurance policy or other obligation of Qualipart, and there is no material oral modification or past practice inconsistent with the written terms of any of the foregoing. All of such contracts, agreements, instruments, documents, leases, licenses, permits, indentures, policies and other obligations are currently in full force and effect. To the knowledge of Qualipart and the Quotaholders, the other parties to such contracts, agreements, instruments, documents, leases, licenses, permits, indentures, policies and other obligations have complied with their obligations thereunder and are not in breach thereof. Qualipart fully has performed each such term, condition and covenant of each such contract, agreement, instrument, document, lease, license, permit, indenture, policy or other obligation required to be performed on or prior to the date hereof. Qualipart and the Quotaholders know of no state or facts which, with the giving of notice or the passing of time, or both, would give rise to any default.

               2.24        Employee Benefit Plans.

                           (a) General. The Disclosure Schedule sets forth a
true and complete list and brief description of each "employee pension benefit plan", "employee welfare benefit plan" and other employee benefit plans (including without limitation, those providing any stock option, stock purchase, stock appreciation right, bonus, deferred compensation, excess benefits, profit sharing, pension, thrift, savings, stock bonus, employee stock ownership, salary continuation, severance, retirement, supplemental retirement, short- or long-term disability, dental, vision care, hospitalization, major medical, life insurance, accident insurance, vacation, holiday and/or sick leave pay, tuition reimbursement, executive perquisite or other employee benefits) maintained, or contributed to, or required to be contributed to, by Qualipart for the benefit of any officers or employees, current or former, active or inactive, of Qualipart, whether on an active or frozen basis (all the foregoing being herein called "Benefit Plans"). Qualipart does not have any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Benefit Plan that would affect any employee or former employee of Qualipart, except as required by applicable law. True, complete and correct copies of the following have been previously delivered to Autocam: (i) each Benefit Plan including any amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof); (ii) the most recent report filed with any governmental agency with respect to each Benefit Plan (if any such report was required); (iii) each trust agreement or other funding arrangement relating to any Benefit Plan; and (iv) the most recent summary plan description together with each subsequent summary of material modifications with respect to each such Benefit Plan, and all material employee communications relating to each such Benefit Plan.

                           (b) Administration. Each Benefit Plan has been
administered in all respects in accordance with its terms. All of the Benefit Plans and Qualipart are in compliance in all respects with the applicable provisions law. All material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any liability, and there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

                           (c) Contributions; Funding. All contributions to, and
payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans and applicable law have been timely made.

                           (d) Compliance. All the Benefit Plans, as and from
the date adopted or as they may have been amended, as, when and to the extent required, comply and at all times applicable, complied with the applicable provisions of and all regulations and rulings issued by government agencies responsible for the administration or enforcement of one or more of such laws. No Benefit Plan, nor any trust established thereunder, shall be amended or terminated by formal action of Qualipart after the date copies thereof are disclosed, and no Benefit Plan or trust shall be amended or terminated by formal action of Qualipart prior to the Closing Date, except as an amendment may be necessary to effect the transactions contemplated by this Agreement so long as any such amendment does not adversely affect Autocam's interests in the Benefit Plan being amended.

                           (e) Certain Matters. The execution and performance of
the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, officer or director of Qualipart. No payments of any kind will become due in connection with the execution and performance of the transactions contemplated in this Agreement (either alone or upon the occurrence of any additional or subsequent events) under any Benefit Plan.

                           (f) Post-Retirement Benefits. No Benefit Plan
provides benefits, including without limitation, death, disability, or medical benefits (whether or not insured), with respect to current or former employees of Qualipart beyond their retirement or other termination of service other than
(i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan", (iii) deferred compensation benefits accrued as liabilities on the books of Qualipart or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

               2.25 Products Liability; Warranties. Except as otherwise set forth on the Disclosure Schedule: (i) there exists no (a) latent defects in the design or manufacture of any of Qualipart's products or (b) pending or, to the knowledge of the Quotaholders, threatened action, suit, inquiry, proceeding or investigation by or before any court or governmental or regulatory or administrative agency or commission relating to any product alleged to have been manufactured, distributed or sold by Qualipart to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty ("Products Liability"); (ii) there exists no pending or, to the knowledge of the Quotaholders, threatened Products Liability claims; and (iii) there is no valid basis for any such suit, inquiry, action, proceeding, investigation or claim. The Disclosure Schedule sets forth the material terms and conditions of all express product warranties under which Qualipart may have liability after the Closing. Qualipart is not insured, and has never been insured against product liabilities.

               2.26 Changes in Financial Position. Since the date of the Latest Balance Sheet, the business of Qualipart has been conducted in the ordinary course thereof and consistent with past practice, and except as described on the Disclosure Schedule, there has not been:

                           (a) Financial Conditions. Any material and adverse
change in the business, assets, condition (financial or otherwise) or prospects of Qualipart;

                           (b) Business or Property Damage. Any material damage,
destruction or loss (whether or not covered by insurance) adversely affecting the business, properties or prospects of Qualipart; or

                           (c) Extraordinary Events. Any transaction outside the
ordinary course of business of Qualipart.

               2.27        Events Subsequent to Latest Balance Sheet.
Qualipart has not, except as described on the Disclosure Schedule, since the date of the Latest Balance Sheet:

                           (a) Incurred Liabilities. Incurred any obligation or
liability (absolute, contingent, accrued or otherwise), or guaranteed or become a surety of any debt, except in connection with the performance of this Agreement or in the ordinary course of business;

                           (b) Discharged Debt. Discharged or satisfied any lien
or encumbrance, or paid or satisfied any obligation or liability (absolute, contingent, accrued or otherwise) other than (i) liabilities shown or reflected on the Latest Balance Sheet or (ii) liabilities incurred since the date thereof in the ordinary course of business;

                           (c) Reserves. Increased or established any reserve
for taxes or bad accounts or any other liability on its books or otherwise provided therefor;

                           (d) Encumbrances. Mortgaged, pledged or subjected to
any lien, charge, security interest or other encumbrance any of Qualipart's assets, tangible or intangible;

                           (e) Disposition of Assets. Sold or transferred any of
its assets, or canceled any debts or claims or waived any rights, except sales of inventory in the ordinary course of business;

                           (f) Dividends. Made any declaration, setting aside or
payment to the Quotaholders of any dividend or redemption or other distribution with respect to Qualipart's capital stock, or agreed to take any such action;

                           (g) Stock Issuance. Issued any stock, bonds,
debentures, options, warrants or other corporate securities;

                           (h) Sale of Business. Entered into any negotiations
or contract for the sale of Qualipart's business, or any part thereof or for the purchase of another business, whether by merger, consolidation, exchange of capital stock or otherwise (other than negotiations with respect to this Agreement and the business combination as required by Section 6.9, below);

                           (i) Increase Compensation. Increased or promised to
increase the compensation or fringe benefits of any Shareholder, officer or director, or instituted any general wage increase applicable to employees, or any specified sub-group of employees;

                           (j) Accounting Procedure. Changed or modified its
accounting methods or practices;

                           (k) Capital Expenditure. Purchased or made a
commitment for the purchase of capital assets in an amount exceeding $10,000; or

                           (l) Settle Litigation. Settled, or agreed to settle,
any litigation, arbitration or other proceeding, pending or threatened.

               2.28 Customers and Suppliers. Qualipart has received no notice, nor do the Quotaholders have any knowledge, that (a) any customer of Qualipart who accounted for more than 10% of Qualipart's sales during its immediately preceding fiscal year or (b) any supplier to Qualipart (if such supplier could not be replaced by Qualipart with no material adverse effect to it), has terminated or materially reduced or will terminate or materially reduce business relations with Qualipart.

               2.29 Brokerage. Qualipart has incurred, or made commitments for, any brokerage, finders' or similar fee in connection with the transaction contemplated by this Agreement.

               2.30 Books and Records. The books of account of Qualipart are complete and correct in all material respects and reflect, in accordance with generally accepted accounting principles consistently applied, all of the transactions entered into by Qualipart to which it is a party.

               2.31 Related Party Transactions. Except as described on the Disclosure Schedule, Qualipart: (a) has not had any financial transactions or arrangements (other than payment of regular salary to Related Parties who are employees) with any Related Party since January 1, 1996, and (b) does not have and will not have any present or future obligation to enter into any transaction or arrangement with any Related Party. For purposes hereof, the term "Related Party", shall mean: (i) any Shareholder or (with respect to any Shareholder which is a partnership or corporation) any partner, shareholder, officer, director or affiliate of such Shareholder, (ii) any officer or director of Qualipart, (iii) and spouse, in-law or lineal descendant of any Related Party, and (iv) any person who, directly or indirectly, controls or is controlled by or is under common control with Qualipart. For purposes of this definition, "person" shall mean an individual, partnership, corporation, trust, unincorporated organization or other entity; and "control," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. Except as described on the Disclosure Schedule, to the knowledge of the Quotaholders, no Related Party owns, directly or indirectly, or is a director, member, officer or employee of, or consultant to, any business organization which is a competitor, supplier, or customer having business dealings with Qualipart, nor does any Related Party own any assets or properties which are used in Qualipart's business.

               2.32 Representations and Warranties True and Correct. The representation and warranties contained herein, and all other documents, certifications, materials and written statements or written information given to Autocam by or on behalf of the Quotaholders or disclosed on the Disclosure Schedule, do not include any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

               2.33 No Unusual Matters. Except as set forth on the Disclosure Schedule, Qualipart and the Quotaholders know of no matter of an unusual nature which is applicable specifically to Qualipart or the industry in which Qualipart engages and which has or may have a materially adverse effect upon Qualipart, its condition (financial or otherwise) or prospects.


                                   ARTICLE III

                           REPRESENTATIONS OF AUTOCAM

               In order to induce the Quotaholders to enter into this Agreement, Autocam makes the following representations and warranties, each of which shall be deemed to be independently material and relied upon by the Quotaholders, regardless of any investigation made by, or information known to, the Quotaholders.

               3.1 Organization. Autocam is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

               3.2 Enforceability; Conflicting Obligations. This Agreement and all other agreements of Autocam contemplated hereby are or, upon the execution thereof will be, the valid and binding obligations of Autocam enforceable against it in accordance with their terms. The execution and delivery of this Agreement do not, and the consummation of the purchase of the Quotas will not, conflict with or violate any provision of the Articles of Incorporation or By-Laws of Autocam, nor any provisions of, or result in the acceleration of, any obligation of Autocam.

               3.3 Authorization. Autocam has all necessary power and authority to enter into and perform the transactions contemplated herein in accordance with the terms and conditions hereof. The execution and delivery of this Agreement, and the performance by Autocam of its obligations contained herein, have been duly approved by Autocam's Board of Directors.

               3.4 Brokerage. Autocam has not incurred, nor made commitment for, any brokerage, finders or similar fee in connection with the transactions contemplated by this Agreement.

               3.5 Litigation. There is no litigation, proceeding or governmental investigation pending, or to Autocam's knowledge, threatened against or relating to the transactions contemplated herein.


                                   ARTICLE IV

                          COVENANTS OF THE QUOTAHOLDERS

               The Quotaholders covenant and agree with Autocam as follows:

               4.1 Access. From the date hereof and until the Closing Date, Autocam and its authorized officers, agents and representatives shall have reasonable access during normal business hours to all properties, books, records, contracts, tax returns and documents of Qualipart; provided, however, that Autocam shall inform Qualipart of its intention to seek access and the matters sought to be reviewed at least twenty-four (24) hours in advance and, further, that the access requested shall not interfere unreasonably with the business, properties or operations of Qualipart. Qualipart and the Quotaholders shall cooperate with Autocam by using their best efforts to cause Qualipart's major customers and suppliers to meet with and respond to all questions posed by Autocam concerning Qualipart and promptly responding to, and causing Qualipart's officers and employees promptly to respond to, all questions posed by Autocam concerning Qualipart, its business, properties, condition (financial or otherwise) or prospects. If the transactions provided for in this Agreement are not consummated, Autocam and its respective officers, agents and representatives will hold in confidence all information obtained from Qualipart, any of its officers, agents or representatives, or the Quotaholders, excepting however, any such information which (i) was or is in the public domain, (ii) was in fact known to Autocam prior to disclosure to Autocam by Qualipart or the Quotaholders, or (iii) is disclosed to Autocam by a third party other than any employee or former employee of Qualipart subsequent to disclosure by Qualipart or Quotaholders.

               4.2 Operation of Business. From the date hereof and until the Closing Date, without the express prior written consent of Autocam, Qualipart shall not:

                           (a) Increase Compensation. Grant or promise any
increase in compensation to any shareholder, officer or director, or any general increase in the rate of compensation of its non-shareholder employees, or any sub-group of employees, nor, by means of any bonus, profit-sharing, incentive compensation payment, pension, retirement, medical hospitalization, life insurance or other insurance plan or plans, or otherwise, increase in any amount the benefits or compensation of any such employees, directors or officers, except, however, ordinary merit increases not unusual in character or amount made in the ordinary course of business and consistent with past practice to employees who are not Quotaholders;

                           (b) Employment and Labor Contracts. Enter into,
amend, renew or extend any employment contract or collective bargaining agreements;

                           (c) Disposition of Assets. Sell or dispose of any
asset (other than inventory in the ordinary course of business) having a book value or current estimated market value in excess of $10,000, or encumber, mortgage or pledge any of its assets whatsoever;

                           (d) Capital Expenditures. Make any capital
expenditures, or enter into any lease of capital equipment or real estate, involving an amount in excess of $10,000 to any one person, or $25,000 in the aggregate to all persons;

                           (e) Contracts. Enter into any other contract with any
other person involving total payments or expenditures to any single person of more than $10,000 on any single contract, or $25,000, in the aggregate of all such contracts with the same or related parties, or which is not entered into in the ordinary course of business;

                           (f) Create or Incur Indebtedness. Enter into any
transaction, or create, assume, incur or guarantee any indebtedness, other than entered into or incurred pursuant to existing contracts and disclosed on the Disclosure Schedule (and not in excess of the amount disclosed thereon);

                           (g) Discharge Debt. Discharge or satisfy any lien or
encumbrance, or pay or satisfy any obligation or liability (absolute, contingent, accrued or otherwise) other than (I) in the ordinary course of business and consistent with past practice, or (ii) that discharged, paid or satisfied pursuant to liens, obligations or liabilities disclosed on the Latest Balance Sheet or Disclosure Schedule (and not in excess of the amount disclosed thereon);

                           (h) Issue Stock; Distributions on Stock. Authorize or
issue any quotas, shares of capital stock or other securities convertible into capital stock, or declare or pay any dividend or make any sale of, or distribution with respect to quotas, capital stock or directly or indirectly redeem, purchase or otherwise acquire any capital stock;

                           (i) Accounting Procedures. Change any accounting
procedures or practices or its financial structure;

                           (j) Charter Amendments. Make any amendments to or
changes in its Articles or Business Quotaholder's Agreement;

                           (k) Breach of Contract. Perform any act, or attempt
to do any act, or permit any act or omission to act, which will cause a breach of any contract, agreement, instrument, document, lease, license, permit, indenture or other obligation to which Qualipart is a party or to which it is bound; or

                           (l) Related Party Transaction. Engage in any
transaction of the types described in Section 2.31 with a Related Party except as set forth on the Disclosure Schedule.

               4.3 Preservation of Business. From the date hereof and until the Closing Date, Qualipart and the Quotaholders shall use their best efforts to carry on the Business diligently and substantially in the ordinary course of business consistent with past practice and shall use their best efforts to keep Qualipart's business organization intact, including its present relationships with employees, suppliers and customers and others having business relations with it. Qualipart shall maintain at all times in inventory quantities of raw materials, finished goods, spare parts and other supplies and materials sufficient to allow Autocam to continue to operate the Business, after the Closing Date, free from any shortage of such items.

               4.4 Insurance and Maintenance of Property. From the date hereof and until the Closing Date, Qualipart shall cause all property owned or leased by it to be insured against all ordinary insurable risks and shall maintain in effect all the Insurance, and shall operate, maintain and repair all of its property in a manner consistent with past practice.

               4.5 Compliance with Laws. From the date hereof and until the Closing Date, Qualipart shall comply with all applicable laws, statutes, ordinances, rules, regulations, guidelines, orders, arbitration awards, judgments and decrees applicable to, or binding upon, Qualipart or its business or properties.

               4.6 Title Insurance.  [Omitted Intentionally].

               4.7 Survey.  [Omitted Intentionally].

               4.8 Update Schedules. On the Closing Date, Qualipart and the Quotaholders shall deliver to Autocam an updated disclosure list setting forth all information, events or actions which, if this Agreement were signed on the Closing Date, would be required to be disclosed on the Disclosure Schedule in order to make Qualipart's and the Quotaholders' representations and warranties contained herein true and not misleading. The Quotaholders' delivery of such updated disclosure shall not absolve Qualipart or Quotaholders from liability for breach of any representation or warranty which was untrue or false when made.

               4.9 Fulfill Conditions. The Quotaholders shall use their best efforts to cause to be fulfilled on or prior to the Closing each of the conditions set forth in Article VI hereof.

               4.10 Other Deliveries. On the Closing Date, the Quotaholders shall deliver to Autocam the following:

               (a)         Quota  Certificates.  The Quotaholders shall
                           deliver to Autocam certified
                           copies of all corporate documents since
                           Qualipart's  formation  evidencing the ownership
                           of quotas and a confirmation of the validity of document issued by the Sao Paulo State Board of Trade, representing all of the quotas registered in the name of the Quotaholders as set forth on Annex I under "Quotas Owned" (without any restrictive legend thereon or together with such instruments and items as shall permit, in the opinion of Autocam's Attorney, the sale and transfer of such quotas free, clear and discharged of and from any such legend), and such other instruments or documents as shall, in the opinion of Autocam's attorney, be reasonably required to vest good and marketable title in Autocam to the Quotas free, clear and discharged of and from any and all encumbrances, as provided by an executed amendment
                           to Qualipart's  Articles of Association as   set
                           forth on Exhibit 4.10(a).

               (b) Management Agreement. An executed Management Agreement in the form of Exhibit 4.10(b) (the "Management Agreement").

               (c) Noncompetition Agreement. An executed Noncompetition Agreement executed by the Quotaholders and Peter Graber individually in the form of Exhibit 4.10(c) (the "Noncompetition Agreement").

               (d) Employment Agreement. An executed Employment Agreement of Eduardo Renner de Castilho in the form of Exhibit 4.10(d) (the "Employment Agreement").

               (e) Pledge Agreement. An executed Pledge Agreement in the form of Exhibit 4.10(e) pledging the balance of the quotas in Qualipart held by the Quotaholders after the Closing and the Note as collateral security for the obligations of the Quotaholders hereunder and under the Option Agreement.

               (f) Resolutions. The resolutions of the Quotaholders Boards of Directors authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by the secretary or the president of Qualipart;

               (g) Good Standing Certificates. Current Certidao de Breve Relato relative to the Quotaholders, Qualipart and the Subsidiaries recently certified by each state or jurisdiction in which the respective entity is organized or qualified.

               (h) Opinion of Counsel. On the Closing Date, Qualipart and the Quotaholders shall have delivered to Autocam the legal opinion of Hlavnicka, Araujo, Opic E Laspro, Qualipart's and the Quotaholders' counsel, in substantially the form of Exhibit 8.7 hereto.

               (i) Terminations. Fully executed effective terminations of all agreements and purchase orders with all Related Parties with respect to production of Qualipart with all purchase orders and contracts reissued directly in the name Qualipart and not involving any intermediary entity.

               (j) Graber Guarantee. The executed guarantee of all the obligations of the Quotaholders by Peter Graber in the form of Exhibit 4.10(j) hereto.

               (k) Propart Guarantee. The executed guarantee of all of the obligations of the Quotaholders by Propart Corporation in the form of Exhibit 4.10(j) hereto.

               (l) Option Agreement. Fully executed Option Agreement in the formof Exhibit 4.10(l) hereto.

               (m) Miscellaneous. All other documents reasonably requested by counsel for Autocam to consummate the transactions herein contemplated.


                                    ARTICLE V

                              COVENANTS OF AUTOCAM

               Autocam covenants and agrees with the Quotaholders as follows:

               5.1 Management Agreement. On the Closing Date, Autocam shall cause Qualipart to execute and deliver the Management Agreement.

               5.2 Consulting and Noncompetition Agreement. On the Closing Date, Autocam shall cause Qualipart to execute and deliver the Noncompetition Agreement and the Employment Agreement.


               5.3 Other Deliveries. On the Closing Date, Autocam shall deliver to the Quotaholders the following:

               (a) Option Agreement. Fully executed Option Agreement in the form of Exhibit 4.10(l) hereto.

               (b) Pledge Agreement. An executed Pledge Agreement in the form of Exhibit 5.4(b) pledging the Quotas as collateral security for the Note.


                                   ARTICLE VI

                   CONDITIONS TO AUTOCAM'S OBLIGATION TO CLOSE

               The obligation of Autocam to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to and on the Closing Date, of the following express conditions precedent:

               6.1 Representation and Warranties. The representations and warranties in this Agreement made by the Quotaholders shall be true and correct in all respects as of and at the Closing Date with the same force and effect as though said representations and warranties had been again made on the Closing Date, and Autocam shall have been furnished a certificate signed by the Quotaholders and by the Chief Executive Officer of Qualipart to that effect.

               6.2 Performance of Covenants and Obligations. The Quotaholders and Qualipart shall have performed and complied with all of their covenants and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, and Autocam shall have been furnished a certificate signed by the Quotaholders and the president of Qualipart to that effect.

               6.3 Proceedings and Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to Autocam; and, Qualipart shall have made available to Autocam for examination the originals or true and correct copies of all documents which Autocam reasonably may request in connection with the transaction contemplated by this Agreement.

               6.4 Adverse Change. From and after the date of this Agreement and until the Closing Date, Autocam (in its sole and absolute discretion) shall have determined that there has been no material adverse change in the Business, the Purchased Assets, or the Business prospects from that disclosed to Autocam, nor shall there have been any material casualty to the Purchased Assets, in an amount exceeding $25,000, as a result of any loss, taking, destruction or physical damage, whether or not covered by insurance, occasioned by fire, flood, explosion, earthquake, act of God or the public enemy, or otherwise.

               6.5 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

               6.6 Consents, Approvals, Certifications, Licenses and Permits. All necessary consents, approvals, certifications, licenses and permits with respect to the transaction contemplated hereby, including, without limitation, the transfer of the Quotas to Autocam, the absence of which would have a material and adverse effect on Autocam's rights under this Agreement, or which would constitute a breach pursuant to the provision of, or which would result in the termination or loss of any right under, any contract, agreement, instrument, document, lease, license, certification, permit, indenture or other obligation, or without which Autocam would be precluded or materially impeded from conducting the Business or obtaining the benefit of the Purchased Assets, shall have been received by Autocam on or before the Closing Date.

               6.7 Due Diligence. Autocam shall have conducted a due diligence investigation and review of the Business and all matters pertaining thereto that Autocam deems relevant and the results of such investigation and review shall be satisfactory to Autocam in its sole discretion.

               6.8 Business Combination. The entire tangible and intangible business and assets of Target Industria E Comercio Ltda ("Target") shall have been consolidated with and owned by, and therefore included within the definition of Qualipart, subject only to ordinary course and currently incurred liabilities all in a manner as satisfactory to counsel for Autocam. The entire cost and expense of such consolidation, including fees of attorneys, auditors and other advisers, fees and expenses of filing and transfer and employment-related costs and expenses shall be borne by Target.


                                   ARTICLE VII

                 CONDITIONS TO QUOTAHOLDERS' OBLIGATION TO CLOSE

               The obligation of Qualipart to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to and on the Closing Date, of the following express conditions precedent:

               7.1 Representations and Warranties. The representations and warranties in this Agreement made by Autocam shall be true and correct in all respects as of and at the Closing Date with the same force and effect as though said representations and warranties had been again made on the Closing Date, and the Quotaholders shall have been furnished a certificate signed by the president of Autocam to that effect.

               7.2 Performance of Covenants and Obligations. Autocam shall have performed and complied with all of its covenants and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, and the Quotaholders shall have been furnished a certificate signed by the president of Autocam to that effect.

               7.3 Proceedings and Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Quotaholders; and, Autocam shall have made available to the Quotaholders for examination the originals or true and correct copies of all documents which Autocam reasonably may request in connection with the transactions contemplated by this Agreement.

               7.4 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

                                  ARTICLE VIII

                         INDEMNIFICATION BY QUOTAHOLDERS

               8.1 Indemnification. Notwithstanding the Closing, and regardless of any investigation made by, or on behalf of, Autocam, or any information known to Autocam, the Quotaholders, subject to the terms and conditions of this
Article VIII, jointly and severally, indemnify and save Autocam, its shareholders, officers, directors or employees (collectively, "Autocam" as used in this Article VIII) and Qualipart harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, but not limited to, reasonable attorneys' fees and other costs and expenses reasonably incident to proceedings or investigations or the defense or settlement of any claim or claims, incurred by or asserted against Autocam or the Quotas due to or resulting from: (i) the inaccuracy or breach of any representation or warranty of the Quotaholders given in or pursuant to this Agreement; or (ii) any breach or default in the performance by the Quotaholders of any of their covenants, obligations or agreements in or pursuant to this Agreement (including environmental contamination occurring prior to the Closing Date arising from or pertaining in any way to the ownership or use of Qualipart's assets or any off-site disposal of Hazardous Materials made on or before the Closing Date). The foregoing are collectively referred to as "Indemnifiable Damages." The term "Indemnifiable Damages" shall also include an amount of interest on the amount of such Indemnifiable Damages (computed before the application of this sentence), which interest shall be computed at the rate of ten percent (10%) simple interest per annum from the date such Indemnifiable Damages were incurred by Autocam and until paid by the Quotaholders.

               8.2 Procedures for Making Claims. If and when Autocam desires to assert a claim for Indemnifiable Damages against the Quotaholders pursuant to the provisions of this Article VIII, Autocam shall simultaneously deliver to the Quotaholders reasonably promptly after Autocam's receipt of a claim or specific and affirmative awareness of a potential claim, a certificate signed by its president (the "Notice of Claim"): (i) stating that Autocam has paid or accrued (or intends to pay or accrue) Indemnifiable Damages to which it is entitled to indemnification pursuant to this Article VIII and the amount thereof (to the extent then known); and, (ii) specifying to the extent possible (A) the individual items of loss, damage, liability, cost, expense or deficiency included in the amount so stated, (B) the date each such item was or will be paid or accrued and (C) the basis upon which Indemnifiable Damages are claimed. If the Quotaholders shall object to such Notice of Claim, the Quotaholders shall simultaneously deliver written notice of objection (the "Notice of Objection") to Autocam within fifteen (15) days after Autocam's delivery of the Notice of Claim. The Notice of Objection shall set forth the grounds upon which the objection is based and state whether the Quotaholders object to all or only a portion of the matter described in the Notice of Claim. If the Notice of Objection shall not have been so delivered within such fifteen (15) day period, all Quotaholders shall be conclusively deemed to have acknowledged the correctness of the claim or claims specified in the Notice of Claim for the full amount thereof, and the Indemnifiable Damages set forth in the Notice of Claim shall be promptly paid to Autocam by the Quotaholders in cash. If the Quotaholders shall make timely objection to a claim or claims set forth in any Notice of Claim, and if such claim or claims shall not have been resolved or compromised within sixty (60) days from the date of delivery of the Notice of Objection, then such claims shall be settled by arbitration pursuant to Section
10.5 hereof. The arbitrator shall promptly obtain such information regarding the matter the arbitrator deems necessary and shall decide the matter and render a written award which shall be delivered to Autocam and the Quotaholders. Any award shall be a conclusive determination of the matter and shall be binding upon Autocam and the Quotaholders. If, by arbitration, it shall be determined that Autocam shall be entitled to any Indemnifiable Damages by reason of its claim or claims, the Indemnifiable Damages so determined shall be paid to Autocam by the Quotaholders in the same manner as if the Quotaholders had not delivered a Notice of Objection.

               8.3 Participation in Defense of Third Party Claims. If any third party shall assert any claim against Autocam or Qualipart which, if successful, might result in an obligation of the Quotaholders to pay Indemnifiable Damages and which can be remedied to the sole satisfaction of Autocam by the payment of money damages without further adverse consequence to Autocam, the Quotaholders, at the sole expense of the Quotaholders, shall assume the primary defense thereof with counsel reasonably acceptable to Autocam, but only if and so long as: (i) the Quotaholders diligently pursue the defense of such claim; and (ii) the Quotaholders acknowledge to Autocam in writing that the claim, if resolved or settled adversely to Autocam, is one for which the Quotaholders are obligated to indemnify Autocam hereunder. If the Quotaholders fail or are unable to so elect to assume the primary defense of any such claim, Autocam may (but need not) do so; in which event Autocam may defend, settle or compromise the claim, at the expense and cost of the Quotaholders, in any such manner as Autocam reasonably deems appropriate.

               8.4 Survival of Representations and Indemnification. The Quotaholders' obligation to pay Indemnifiable Damages arising out of claims described in Sections 8.1(ii) hereof shall survive the Closing of this transaction indefinitely. The representations and warranties contained in
Article II hereof, and the Quotaholders' obligation to pay Indemnifiable Damages arising out of Section 8.1(i) hereof, shall survive the Closing Date, as follows:

                           (a) Fraudulent Breach of Representations; Certain
Representations. In the case of a claim based upon the inaccuracy or breach of a representation or warranty which was made fraudulently or with respect to any representation or warranty contained in Sections 2.3, 2.4 and 2.5 hereof, indefinitely;

                           (b) Taxes. In the case of a claim based upon the
inaccuracy or breach of a representation or warranty pertaining to taxes indefinitely; and

                           (c) All Other Claims. In the case of all other claims
based upon the inaccuracy or breach of a representation or warranty, for a period commencing on the date hereof and ending with the expiration of the applicable statute of limitations.

                           No claim for recovery of Indemnifiable Damages
arising out of Section 8.1(i) hereof may be asserted by Autocam after the expiration of the applicable time period described in the foregoing Sections 8.4(a)-(c); provided, however, that any claim first asserted by the giving of a Notice of Claim within the applicable survival period shall neither be abated nor barred.

               8.5 Offset. Autocam shall be entitled to offset against the Note or any other obligations owed by Autocam to any of the Quotaholders, including but not limited to the Note, the sum of all Indemnifiable Damages that Autocam is entitled to pursuant to Section 8.1. No offset made by Autocam pursuant to this Section shall constitute a default under the Note or in any of Autocam's payment obligations or, even if it is subsequently determined that no Indemnifiable Damages were due Autocam, give rise to any right of acceleration under the Note or on the part of any of the Quotaholders by reason of such offset.

               8.6 Collateral. At any time and for all periods during which a claim for Indemnifiable Damages exists under this Article VIII (whether or not disputed or finally resolved), the Quotaholders shall provide:

                           (a) in the case of a tax claim, any collateral, bond,
security deposit or other condition for proceeding with contesting such claim deemed necessary by Autocam to delay assessment and collection of the claim required by any governmental authority shall be immediately supplied.

                           (b) in the case of all other claims, an irrevocable
letter of credit in the amount of any judicial determination of liability of Qualipart or Autocam on the claim within 48 hours of such determination.

The Quotaholders shall continue to satisfy (a) or (b) above until final release of Qualipart and Autocam from the respective claims. Failure to so provide shall be a default under the Pledge Agreement entitling Autocam to take any and all actions permitted thereunder. Failure of the claim thereafter shall not remedy such default and shall not entitle the Quotaholders to have any action taken as a result of such default undone.

                                   ARTICLE IX

                           INDEMNIFICATION BY AUTOCAM

               9.1 Indemnification. Notwithstanding the Closing, and regardless of any investigation made by, or on behalf of, Quotaholders, or any information known to Quotaholders, Autocam, subject to the terms and conditions of this
Article IX, indemnifies and saves the Quotaholders harmless from and against any and all losses, claims, damages liabilities, costs, expenses or deficiencies including, but not limited to, reasonable attorneys' fees and other costs and expenses reasonably incident to proceedings or investigations or the defense or settlement of any claim or claims, incurred by or asserted against the Quotaholders due to: (i) the inaccuracy or breach of any representation or warranty of Autocam given in or pursuant to this Agreement; or (ii) any breach or default in the performance by Autocam of any of its covenants, obligations or agreements in or pursuant to this Agreement. The foregoing are collectively referred to as "Indemnifiable Damages." The term "Indemnifiable Damages" shall also include an amount of interest on the amount of such Indemnifiable Damages (computed before the application of this sentence), which interest shall be computed at the rate of ten percent (10%) simple interest per annum from the date such Indemnifiable Damages were incurred by the Quotaholders and until paid.

               9.2 Procedures for Making Claims. If and when the Quotaholders desire to assert a claim for Indemnifiable Damages against Autocam pursuant to the provisions of this Article IX, the Quotaholders shall deliver to Autocam, reasonably promptly after the Quotaholders' receipt of a claim or awareness of a potential claim, a certificate signed by the Quotaholders (the "Notice of Claim"): (i) stating that the Quotaholders have paid or accrued (or intend to pay or accrue) Indemnifiable Damages to which they are entitled to indemnification pursuant to this Article IX and the amount thereof (to the extent then known); and, (ii) specifying to the extent possible (A) the individual items of loss, damage, liability, cost, expense or deficiency included in the amount so stated, (B) the date each such item was or will be paid or accrued and (C) the basis upon which Indemnifiable Damages are claimed. If Autocam shall object to such Notice of Claim, Autocam shall deliver written notice of objection (the "Notice of Objection") to the Quotaholders. The Notice of Objection shall set forth the grounds upon which the objection is based and state whether Autocam objects to all or only a portion of the matter described in the Notice of Claim. If such claim or claims shall not have been resolved or compromised within sixty (60) days from the date of delivery of the Notice of Objection, then such claims shall be settled by arbitration pursuant to Section
10.5 hereof. The arbitrator shall promptly obtain such information regarding the matter the arbitrator deems necessary and shall decide the matter and render a written award which shall be delivered to Autocam and the Quotaholders. Any award shall be a conclusive determination of the matter and shall be binding upon Autocam and the Quotaholders. If, by arbitration, it shall be determined that the Quotaholders shall be entitled to any Indemnifiable Damages by reason of their claim or claims, the Indemnifiable Damages so determined shall be paid to the Quotaholders by Autocam without the necessity of further action.

               9.3 Participation in Defense of Third Party Claims. If any third party shall assert any claim against the Quotaholders which, if successful, might result in an obligation of Autocam to pay Indemnifiable Damages, Autocam, at the sole expense of Autocam, shall assume the primary defense thereof with counsel reasonably acceptable to the Quotaholders, but only if and so long as:
(i) Autocam diligently pursues the defense of such claim; and (ii) Autocam acknowledges to the Quotaholders in writing that the claim, if resolved or settled adversely to the Quotaholders, is one for which Autocam is obligated to indemnify the Quotaholders hereunder. If Autocam fails or refuses so to elect to assume the primary defense of any such claim, the Quotaholders may (but need not) do so; in which event the Quotaholders may defend, settle or compromise the claim in any such manner as the Quotaholders deem appropriate.

               9.4 Survival of Indemnification. Autocam's obligation to pay Indemnifiable Damages arising out of claims described in Section 9.1(ii) hereof shall survive the Closing of this transaction indefinitely. Autocam's obligation to pay Indemnifiable Damages arising out of Section 9.1(i) hereof shall survive the Closing Date, as follows:

                           (a) Fraudulent Breach of Representations; Certain
Representations. In the case of a claim based upon the inaccuracy or breach of a representation or warranty which was made fraudulently or with respect to any representation or warranty contained in Sections 3.3 and 3.4, indefinitely;

                           (b) All Other Claims. In the case of all other claims
based upon the inaccuracy or breach of a representation or warranty, for a period commencing on the date hereof and ending with the expiration of the applicable statute of limitations.

                           No claim for recovery of Indemnifiable Damages
arising out of Section 9.1(i) hereof may be asserted by the Quotaholders after the expiration of the applicable time period described in the foregoing Section 9.4(a) and (b); provided, however, that any claim first asserted by the giving of a Notice of Claim within the applicable survival period shall neither be abated nor barred.


                                    ARTICLE X

                                  MISCELLANEOUS

               10.1 Further Assurances. Each party hereto from time to time hereafter, and upon request, shall execute, acknowledge and deliver such other instruments as reasonably may be required to more effectively transfer and vest in Autocam the Quotas or to otherwise carry out the terms and conditions of this Agreement.

               10.2 Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors, assignees, and beneficiaries in interest; provided, however, that this Agreement may not be assigned by the Quotaholders.

               10.3 Governing Law. This Agreement has been executed in and shall be governed by and construed in accordance with the internal laws of the State of Michigan, United States of America (regardless of such State's conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting hereof.

               10.4 Expenses. Except as otherwise herein provided, all expenses incurred in connection with this Agreement or the transactions herein provided for shall be paid by the party incurring such expenses and costs.

               10.5 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof or thereof, shall be settled by a single arbitrator in arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and at such location as the claimant party specifies, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's decision shall be in writing and shall be final and nonappealable. The arbitrator's authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions as found by the arbitrator. The arbitrator also shall make a determination regarding which party's legal position in any such controversy or claim is the more substantially correct (the "Prevailing Party") and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action.

               10.6 Notices. All notices, demands, and communications provided for herein or made hereunder shall be delivered or mailed first class with postage prepaid, addressed in each case as follows, until some other address shall have been designated in a written notice given in like manner, and shall be deemed to have been given or made when so delivered or mailed:


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

          (a)      If to Autocam:            Autocam Corporation
                                             Attn:  Chief Financial Officer
                                             4070 East Paris Avenue
                                             Kentwood, MI 49512

                   With a copy to:           Stuart F. Cheney, Esq.
                                             Dickinson, Wright, Moon,
                                               Van Dusen & Freeman
                                             200 Ottawa Avenue, Suite 900
                                             Grand Rapids, MI 49503

          (b)      If to the Quotaholders:

                                             Jose Hlavnicka
                                             Hlavnicka, Araujo, Opic E Laspro
                                             Alameda Jau, 1742 - 6th Andar
                                             CEP 01420-002
                                             Sao Paulo - SP
                                             BRAZIL

               10.7 Transfer Taxes. The Quotaholders shall pay all sales and other transfer taxes, resulting from the transactions contemplated by this Agreement.

               10.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               10.9 Headings. All Section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

               10.10 Amendment, Modification and Waiver. This Agreement may not be modified, amended or supplemented except by mutual written agreement of all the parties hereto. Any party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing signed by the party or the parties to be charged.

               10.11 Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto and the Disclosure Schedule delivered herewith represent the entire agreement of the parties with respect to the subject matter hereof and no provision or document of any kind shall be included in or form a part of such agreement unless signed and delivered to the other party by the parties to be charged.

               10.12 Third-Party Beneficiaries. No third parties are intended to benefit from this Agreement, and no third-party beneficiary rights shall be implied from anything contained in this Agreement.

               10.13 Publicity. Autocam and the Quotaholders agree that no publicity announcements or disclosures of any kind concerning the terms of this Agreement or concerning the transactions contemplated hereby shall be made without the mutual consent of Autocam and the Quotaholders, except to the extent that disclosure is required by legal process or to accountants, counsel, other professionals and to lenders on a "need to know" basis who similarly agree to maintain the confidentiality of the Agreement and its terms.

               10.14 "Knowledge". As used herein, any reference to the "knowledge" of the Quotaholders, or the like, shall include the knowledge of the executive officers of Qualipart, Peter Graber or a Quotaholder after making due inquiry and, if Qualipart and the Quotaholders fail to make such inquiry, shall include constructive knowledge of such facts as would have been learned had such due inquiry been made.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

WITNESSES:                                 AUTOCAM CORPORATION:

------------------------------

------------------------------
                                                By:
                                                   ----------------------------
                                                     Its:
                                                         ----------------------

                                                Attest:
                                                       ------------------------

                                                       ----------------,-------


                                                PROPART CORPORATION:



                                                By:
                                                   ----------------------------
                                                     Peter Graber



                                                -------------------------------
                                                Peter Graber, Individually

                      QUALIPART INDUSTRIA E COMERCIO LTDA.
            PETER GRABER, PROPART CORPORATION AND AUTOCAM CORPORATION

                                 QUOTA PURCHASE

                             CLOSING DOCUMENT INDEX

                                JANUARY 30, 1998




                                                                                                     Tab
                                                                                                     ---
No.
---
I.       Exhibits:
         Annex I           Quotas Sold/Closing Payments...................................................2
         Exhibit 1.2.2     Autocam Note...................................................................3
         Exhibit 1.3(b)    Working Capital Calculation....................................................4
         Exhibit 2.8       Projections of Sales, Expenses & Income........................................5
         Exhibit 4.10(a)   Amendment to Qualipart's Articles of Association...............................6
         Exhibit 4.10(b)   Management Agreement...........................................................7
         Exhibit 4.10(c)   Noncompetition Agreement.......................................................8
         Exhibit 4.10(d)   Management Services Agreement..................................................9
         Exhibit 4.10(e)   Propart Pledge Agreement.......................................................10
         Exhibit 4.10(f)   Resolutions of Propart, Qualipart/Secretary's Certificates.....................11
         *                 Disclosure Schedule/Seller's Certificate.......................................12
         *                 Latest Balance Sheet...........................................................13
         Exhibit 4.10(g)   Good Standings of Qualipart, Propart...........................................14
         Exhibit 4.10(h)   Opinion of Counsel of Hlavnicka, Araujo, Opic e Laspro.........................15
         Exhibit 4.10(i)   Terminations of Related Party Agreements.......................................16
         Exhibit 4.10(j)   Graber/Propart Guaranty........................................................17
         Exhibit 4.10(l)   Option Agreement...............................................................18
         Exhibit 4.10(m)   EBIT Confirmation Letter.......................................................19
         Exhibit 5.3       Resolutions of Autocam/Secretary's Certificate.................................20
         Exhibit 5.4(b)    Autocam Pledge Agreement.......................................................21

II.      Closing Matters

                  Deposit Agreement.......................................................................22
                  Wire Transfer Instructions..............................................................23
                  Closing Cerificate......................................................................24
                  Quotaholders Agreement..................................................................25



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